As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COASTAL FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

Washington	56-2392007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5415 Evergreen Way

Everett, Washington 98203

(425) 257-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Coastal Community Bank 401(k) Plan

(Full Title of the Plan)

Eric M. Sprink

President and Chief Executive Officer

Coastal Financial Corporation

5415 Evergreen Way

Everett, Washington 98203

(425) 257-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel G. Edwards Executive Vice President and Chief Financial Officer Coastal Financial Corporation 5415 Evergreen Way Everett, Washington 98203 (425) 257-9000	Frank M. Conner III Christopher DeCresce Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, D.C. 20001 (202) 662-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Participation Interests	(1)	⸻	⸻	(2)
Common Stock, no par value per share	250,000(3)	$14.48(4)	$3,620,000(4)	$469.88

1.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

2.	Pursuant to Rule 457(h)(3), no registration fee is required to be paid.
3.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction.

4.

Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock, as reported on The Nasdaq Global Select Market on June 19, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered to the selected participants in the Coastal Community Bank 401(k) Plan (the “Plan”) covered by this registration statement (the “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Coastal Financial Corporation (the “Company”) with the SEC are incorporated herein by reference:

a.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 12, 2020;
b.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020;
c.	The Company’s Current Reports on Form 8-K, filed on January 24, 2020, May 8, 2020 and May 20, 2020, and
d.

The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed on July 16, 2018, together with any amendment or report filed with the SEC or the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

With the exception of internal claims (those brought against the Company or any person related to or associated with the Company), the Company is obligated under the Second Amended and Restated Articles of Incorporation, as amended by the Articles of Amendment dated May 4, 2018, of the Company (as amended, the “Second Amended and Restated Articles of Incorporation”) to indemnify any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the Company or its shareholders or by any other party, by reason of the fact that the person is a Director, Officer-Director, or Subsidiary Outside Director (as such terms are defined in the Second Amended and Restated Articles of Incorporation) against judgements, penalties or penalty taxes, fines, settlements (even if paid or payable to the Company or its shareholders or to a Subsidiary Corporation (as such term is defined in the Second Amended and Restated Articles of Incorporation)) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct adjudged by a court having jurisdiction, from which there is no further right to appeal, based upon clear and convincing evidence (“Finally Adjudged”), to be an act or omission that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended (the “WBCA”), or participation in any transaction from which the person will personally receive a benefit in money, property or services to which the person is not legally entitled (“Egregious Conduct”). Such expenses reasonably incurred will be paid or reimbursed by the Company, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of a written, unsecured promise by the person to repay such amount if it is Finally Adjudged that such person is not entitled to indemnification.

The Company’s Second Amended and Restated Articles of Incorporation further provide that the Company will provide indemnification and advancement of expenses in connection with either an administrative proceeding or civil action instituted by a federal banking agency to the extent permitted, and in the manner prescribed by, any state or federal laws or regulations applicable to the Company, or any formal policies adopted by a regulatory agency having jurisdiction over the Company.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors and officers, the Company has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

Section 23B.08.320 of the WBCA provides that articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating Section 23B.08.310 of the WBCA or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Second Amended and Restated Articles of Incorporation provide that no Director, Officer-Director, former Director or former Officer-Director will be personally liable to the Company or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of Article 10 of the Second Amended and Restated Articles of Incorporation, unless the conduct is Finally Adjudged to be Egregious Conduct.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to its directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1

Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-225715), filed with the SEC on June 19, 2018).

3.2

Articles of Amendment to the Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-225715), filed with the SEC on June 19, 2018).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-225715), filed with the SEC on June 19, 2018).
4.1

Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-225715), filed with the SEC on June 19, 2018).

5.1

The shares of Common Stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1*	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on the signature page of this Registration Statement).
99.1*	Coastal Community Bank 401(k) Plan, as amended.

* Filed herewith

The Company hereby undertakes that it will submit or has submitted the Coastal Community Bank 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington on June 26, 2020.

COASTAL FINANCIAL CORPORATION

/s/ Eric M. Sprink
Eric M. Sprink
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Coastal Financial Corporation (the “Registrant”) hereby severally constitute and appoint Eric M. Sprink and Joel G. Edwards with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Eric M. Sprink and Joel G. Edwards may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Eric M. Sprink and Joel G. Edwards shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eric M. Sprink Eric M. Sprink	President and Chief Executive Officer (Principal Executive Officer and Director)	June 26, 2020

/s/ Joel G. Edwards Joel G. Edwards	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2020

/s/ Christopher D. Adams Christopher D. Adams	Chairman of the Board	June 26, 2020

/s/ Andrew P. Skotdal Andrew P. Skotdal	Vice Chairman of the Board	June 26, 2020

/s/ Andrew R. Dale Andrew R. Dale	Director	June 26, 2020

/s/ Steven D. Hovde Steven D. Hovde	Director	June 26, 2020

/s/ Stephan Klee Stephan Klee	Director	June 26, 2020

/s/ Thomas D. Lane Thomas D. Lane	Director	June 26, 2020

/s/ Sadhana Akella-Mishra Sadhana Akella-Mishra	Director	June 26, 2020

/s/ Gregory A. Tisdel Gregory A. Tisdel	Director	June 26, 2020

Coastal Community Bank 401(k) Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington on June 26, 2020.

COASTAL COMMUNITY BANK 401(k) PLAN

By: Coastal Community Bank,
Plan Sponsor and Administrator

/s/ Joel G. Edwards
Joel G. Edwards
Executive Vice President and Chief Financial Officer